Exhibit 99.(d)(4)

FORM OF AMENDMENT
NO. 3 TO THE
INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 3 effective [      ], 2026 (“Amendment No. 3”), to the Investment Management Agreement dated September 4, 2024 (the “Agreement”) between Venerable Investment Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”), and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Trust”)

WHEREAS, the Investment Adviser and the Trust desire to add newly registered series (the “New Funds”) to the Agreement;

NOW THEREFORE, the Investment Adviser and the Trust agree to modify and amend the Agreement as follows:

1.	New Funds. Effective [ ], 2026, the following New Funds are hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable International Equity Fund

Venerable Government Money Market Fund

Venerable Real Estate Fund

Venerable Inflation Focused Fund

2.	Duration of Agreement for the New Funds. Unless otherwise terminated, the Agreement shall continue in effect with respect to a New Fund for two years from the date specified in Section 1 above, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the New Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the New Fund who are not “interested persons” of the Trust or the Investment Adviser, in accordance with the requirements of the Investment Company Act of 1940, as amended.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust for which the Investment Adviser is appointed investment adviser, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. [3] as of the date first set forth above.

VENERABLE INVESTMENT ADVISERS, LLC

By:
Name:
Title:

VENERABLE VARIABLE INSURANCE TRUST

By:
Name:
Title:

AMENDMENT NO. 3

SCHEDULE A

As compensation for its services under the Agreement, each Fund will pay the Investment Adviser a fee computed daily at the following annual rate based on the Fund’s average daily net assets:

FUND	FEE
Venerable High Yield Fund	0.65%
Venerable Large Cap Index Fund	0.15%
Venerable Moderate Allocation Fund	0.05%
Venerable Strategic Bond Fund	0.45%
Venerable US Large Cap Strategic Equity Fund	0.60%
Venerable US Large Cap Core Equity Fund	0.60%
Venerable US Small Cap Fund	0.85%
Venerable International Index Fund	0.30%
Venerable Midcap Index Fund	0.26%
Venerable Small Cap Index Fund	0.31%
Venerable Bond Index Fund	0.23%
Venerable Intermediate Corporate Bond Index Fund	0.23%
Venerable World Appreciation Allocation Fund	0.05%
Venerable World Conservative Allocation Fund	0.05%
Venerable World Moderate Allocation Fund	0.05%
Venerable Conservative Allocation Fund	0.05%
Venerable Conservative Appreciation Allocation Fund	0.05%
Venerable Moderate Appreciation Allocation Fund	0.05%
Venerable Appreciation Allocation Fund	0.05%
Venerable Emerging Markets Equity Fund	1.01%
Venerable World Equity Fund	0.75%
Venerable International Equity Fund	0.80%
Venerable Government Money Market Fund	0.20%
Venerable Real Estate Fund	0.80%
Venerable Inflation Focused Fund	0.43%